Exhibit 99.1

CONDITIONAL NOTICE OF OPTIONAL FULL REDEMPTION

MCDERMOTT INTERNATIONAL, INC.

8.000% Senior Secured Notes due 2021

CUSIP NOs: 580037 AB5 and P64655 AB2

CONDITIONAL NOTICE IS HEREBY GIVEN to the holders of the above-referenced Notes, pursuant to Sections 3.3 and 3.7 of the Indenture, dated as of April 16, 2014 (as amended, supplemented, or otherwise modified, the “Indenture”), by and among McDermott International, Inc., a Panamanian corporation, as Issuer (the “Issuer”), the guarantors party thereto and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee” and the “Paying Agent”) and as collateral agent, that, subject to the satisfaction of the Condition (as defined below), all of the Issuer’s outstanding 8.000% Senior Secured Notes due 2021 issued under the Indenture (the “Notes”) will be redeemed by the Issuer pursuant to Section 3.7(b) of the Indenture and paragraph 5(b) of the Notes on May 10, 2018 or such later date on or before June 8, 2018 on which the Condition shall have been satisfied or waived by the Issuer (the “Redemption Date”) at a redemption price equal to 102.000% of the principal amount thereof, together with accrued and unpaid interest, if any, to, but not including, the Redemption Date (the “Redemption Price”).

Holders of any Notes in certificated form will be paid the Redemption Price upon presentation and surrender of their Notes for redemption to the Paying Agent at the address indicated below, and Notes in book-entry form must be surrendered through the facilities of The Depository Trust Company in the usual manner. For all Notes held in book-entry form, payment of the Redemption Price will be made through the facilities of The Depository Trust Company in the usual manner. Notes called for redemption must be so surrendered in order to collect the Redemption Price. The address for delivery of any Notes in certificated form is as follows:

Air Courier Service:	By Registered or Certified Mail:
Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A.
Corporate Trust Operations	Corporate Trust Operations
MAC N9300-070	MAC N9300-070
600 Fourth Street South, 7th Floor	PO BOX 1517
Minneapolis, MN 55479	Minneapolis, MN 55480-1517

If the Condition is satisfied or waived by the Issuer on or prior to the Redemption Date, on the Redemption Date, the Redemption Price will become due and payable on the Notes and, unless the Issuer defaults in paying the Redemption Price on the Redemption Date, interest, if any, on the Notes to be redeemed shall cease to accrue on and after the Redemption Date, and the only remaining right of the Holders will be to receive payment of the Redemption Price on surrender of the Notes redeemed. No representation is made as to the correctness or accuracy of the CUSIP numbers either as printed on the Notes or as contained in this notice, and this redemption shall not be affected by any defect in or omission of such numbers.

IMPORTANT CONDITION

Notwithstanding any other provision contained herein, the redemption of the Notes contemplated by this notice is subject to and conditioned on the Condition having been satisfied or having been waived by the Issuer. If the Condition is not satisfied or waived by the Issuer on or prior to the Redemption Date, this notice shall automatically terminate and be of no further effect, and the Issuer shall provide written notice to the Trustee that the Condition was not satisfied or waived.

The Condition is for the Issuer’s sole benefit and may be asserted by the Issuer, in its sole discretion, regardless of the circumstances giving rise to the Condition not being satisfied (including any action or inaction on the part of the Issuer). The Issuer will have the right (but not the obligation) to waive the Condition and to redeem the Notes. The Issuer also has the right to determine whether or not the Condition is satisfied and to terminate this notice if the Condition is not satisfied. The Issuer’s decision as to whether or not the Condition is satisfied will be final and binding, and the Trustee will have no right to disagree with the Issuer’s conclusions.

As used herein, “Condition” means the Issuer’s deposit with the Trustee of funds from one or more debt financing transactions completed prior to the Redemption Date in an amount sufficient, together with cash on hand, to pay the Redemption Price.

IMPORTANT TAX NOTICE

Payments on the Notes in connection with the redemption may be subject to information reporting. In addition, such payments may be subject to U.S. federal income tax backup withholding at a rate of 28%. A U.S. Holder (as defined below) will be subject to backup withholding if it fails to provide its accurate taxpayer identification number on a properly completed IRS Form W-9 (available on the IRS website at www.irs.gov) and it is not otherwise exempt from backup withholding (an “Exempt Recipient”). A Non-U.S. Holder (as defined below) will be subject to backup withholding, even if such Non-U.S. Holder is not otherwise subject to U.S. federal income or withholding tax, if it fails to provide a properly completed applicable IRS Form W-8 (available on the IRS website at www.irs.gov) and it is not an Exempt Recipient. A Holder that is treated as a partnership for U.S. federal income tax purposes should consult its own tax advisor regarding the appropriate IRS form(s) to provide in order to avoid backup withholding. Holders who wish to avoid backup withholding (including Exempt Recipients who wish to avoid possible erroneous backup withholding) should provide the relevant completed IRS forms to the Paying Agent together with the Notes being surrendered.

Backup withholding is not an additional tax. Any amounts withheld from a payment under the backup withholding rules will be allowed as a credit against the Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

The term “U.S. Holder” means a beneficial owner of a Note that, for U.S. federal income tax purposes, is (i) an individual who is a citizen or resident alien of the United States; (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or a trust that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person. The term “Non-U.S. Holder” means a beneficial owner of a Note that is an individual, corporation, estate or trust and that is not a U.S. Holder.

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Direct inquiries to the Trustee by telephone to 1-800-344-5128 or by Fax to 612-667-6282.

McDermott International, Inc.

By:	Wells Fargo Bank, National Association, as Trustee

Dated: April 9, 2018

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